Exhibit 11
LIEN SHARING AND LOAN EXTENSION AGREEMENT
THIS LIEN SHARING AND LOAN EXTENSION AGREEMENT (this “Agreement”) is made and entered into as of May 13, 2009, by and among U.S. DRY CLEANING CORPORATION, a Delaware corporation (the “Company”), STEAM PRESS HOLDINGS, INC., a California corporation, CLEANERS CLUB ACQUISITION SUB, INC., a California corporation, USDCC CVR MERGER SUB, LLC, a California limited liability company, USDC FRESNO, INC., a California corporation, USDC FRESNO 2, INC., a California corporation, USDC PORTSMOUTH, INC., a California corporation, and USDC TUCHMAN INDIANA, INC., a California corporation (collectively, the “Subsidiaries”) and SETAL 6, LLC, a California limited liability company (“Setal 6”), SETAL 5, LLC, a California limited liability company (“Setal 5”), SETAL 4, LLC, a California limited liability company (“Setal 4”), SETAL 3, LLC, a California limited liability company (“Setal 3”), SETAL 2, LLC, a California limited liability company (“Setal 2”) SETAL 1, LLC, a California limited liability company (“Setal 1”) (collectively, the “Setals”) and Lester E. Taylor, Jr., individually and as Trustee of The Taylor Family Trust (“Taylor”).
RECITALS
A. Setal 1, Setal 2, Setal 3, Setal 4, and Setal 5 (“Setal 1-5”) are parties to certain convertible notes (the “Notes”) dated December 31, 2008, whereby Setal 1-5 loaned funds to the Company and such loans were guaranteed by the Subsidiaries. The Notes are secured with a senior priority lien against the assets of the Company and the Subsidiaries with certain exceptions as more fully set forth in the Notes and in the related security agreement dated December 31, 2008 (the “Setal 1-5 Security Agreement”).
B. Setal 6 is owned by many of the same investors that own interests in Setal 1-5, and the Setals are all managed by Taylor. Setal 6 is a party to a certain secured promissory note (the “Setal 6 Note”) dated May 13, 2009, whereby Setal 6 loaned funds to the Company and such loan was guaranteed by the Subsidiaries. The Setal 6 Note is secured against the assets of specific stores owned and operated by various Subsidiaries pursuant to a security agreement dated May 13, 2009 (the “Setal 6 Security Agreement”). The stores providing security for the Setal 6 Note include stores where Setal 1-5 holds a senior priority lien as more fully set forth in the Setal 1-5 Security Agreement. Setal 1-5 desire to share their security with Setal 6.
C. The Setal 1 note requires a payment of $207,432 due on April 1, 2009. The Setal 3 note requires a payment of $381,000 due on April 1, 2009, and the Setal 4 note requires a payment of $304,800 due on April 1, 2009. The Company failed to make any of the payments due on April 1, 2009, and is in default under the terms of those particular notes. Setal 1, Setal 3, and Setal 4 desire to grant the Company an extension on the payments otherwise due on April 1, 2009.

D. The Notes contain cross-default language whereby the Company’s default under one note causes an event of default under all of the Notes. As a result, the missed April 1, 2009, payments resulted in a default on all the Notes. Setal 1-5 desire to wavie the default related to the missed April 1, 2009, payments.
E. Taylor, in his individual capacity and as trustee of The Taylor Family Trust, is the holder of certain debt obligations of the Company secured against specific Company assets (the “Taylor Notes”). Taylor desires to share a portion of the collateral on the Taylor Notes with Setal 6.
F. In exchange for the new loan from Setal 6, the extension of certain payment terms on the Notes, a waiver of the existing default under the Notes, the sharing of collateral between Setal 1-5 and Setal 6, and the sharing of collateral between Taylor and Setal 6, the Company desires to grant certain warrants and stock to Setal 1-5, certain warrants and stock to the investors of Setal 6, certain warrants and stock to Taylor, and agree to a fee payable to Setal 1, Setal 3 and Setal 4 as compensation for extending the terms of the Notes.
G. The parties desire to accomplish the transaction based on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the premises and the recitals contained herein, the parties agree to be bound as follows:
AGREEMENT
1. Payment Extension. Setal 1, Setal 3 and Setal 4 hereby agree to that the payments due from the Company to Setal 1, Setal 3 and Setal 4 shall be extended to December 31, 2009. All other payments otherwise due to Setal 1, Setal 3 and Setal 4 in accordance with the provisions of their respective notes to the Company shall remain unchanged as shall the terms of their respective notes with the Company.
A. Compensation for Extension. In exchange for the extension granted in this paragraph 1, the Company shall:
(1) Issue warrants for the purchase of up to 232,226 shares of common stock of the Company (“Common Stock”) to Setal 1, issue warrants for the purchase of up to 426,541 shares of Common Stock to Setal 3, and issue warrants for the purchase of up to 341,233 warrants to Setal 4. The warrants (the “Warrants”) shall be valid for a period 60 months with an exercise price of $0.37 per share and shall be in the form attached hereto as Exhibit “A” and incorporated herein by this reference; and
(2) The Company and Setal 1, Setal 3, and Setal 4 hereby agree that, upon repayment of the notes due to Setal 1, Setal 3 and Setal 4, the Company shall increase the amount due as payment on the respective notes by a late payment and extension fee equal to ten percent (10%) of the payments otherwise due on April 1, 2009.

2. Waiver of Default. Setal 1-5 hereby agree to waive the default by the Company of its obligations under the Notes. This waiver of default shall only apply to the Company’s failure to make the April 1, 2009, payments to Setal 1, Setal 3 and Setal 4 and the impact of those payments on the cross default provisions contained in the Notes. This waiver does not and shall not apply to any other events of default under the terms of the Notes whether such event of default has already occurred, currently occurring, or occurs in the future.
3. Collateral Sharing — Setal 1-5. Setal 1-5 hereby agree to share Setal 1-5’s Security Interest (as defined in the Setal 1-5 Security Agreement) with Setal 6 to the extent the collateral identified in the Setal 6 Security Agreement overlaps with the Security Interest set forth in the Setal 6 Security Agreement. The sharing of the collateral between Setal 1-5 and Setal 6 shall be pro rata based on the relative debts owed by USDC to the Setals. In the event that the Agent (as defined in the Setal 1-5 Security Agreement and the Setal 6 Security Agreement) exercises the Agent’s rights and remedies under either security agreement, the Agent shall exercise the Agent’s rights and remedies on behalf of all the Setals together. The application of the proceeds from the liquidation of the collateral shall be pro rata between all the Setals.
A. Issuance of Warrants and Preferred Stock. In exchange for Setal 1-5’s agreement to permit Setal 6 to share in Setal 1-5’s first priority lien over specific Company assets and for the default waiver contained in paragraph 2 above, the Company shall:
(1) Issue Warrants for the purchase of up to 421,000 shares of Common Stock to Setal 1, issue Warrants for the purchase of up to 315,800 shares of Common Stock to Setal 2, issue Warrants for the purchase of up to 526,400 shares of Common Stock to Setal 3, issue Warrants for the purchase of up to 421,000 shares of Common Stock to Setal 4, and issue Warrants for the purchase of up to 315,800 shares of Common Stock to Setal 5. The Warrants shall be valid for a period 60 months with an exercise price of $0.37 per share and shall be in the form attached hereto as Exhibit “A” and incorporated herein by this reference; and
(2) Issue 4,210 shares of the Company’s Series C Convertible Preferred Stock (“Preferred Stock”) to Setal 1, issue 3,158 shares of Preferred Stock to Setal 2, issue 5,264 shares of Preferred Stock to Setal 3, issue 4,210 shares of Preferred Stock to Setal 4 and issue 3,158 shares of Preferred Stock to Setal 5.

4. Collateral Sharing — Taylor. Taylor hereby agrees to share Taylor’s Security Interest (as defined in the Taylor Notes and related security instruments) in the collateral identified in the Setal 6 Security Agreement to the extent the collateral in the Setal 6 Security Agreement overlaps with the security for the Taylor Notes. The sharing of the collateral between Taylor and Setal 6 shall be pro rata based on the relative debts owed by USDC to the Taylor and Setal 6 and the respective priority of the Setal 6 and Taylor’s security interest in the shared collateral.
A. Issuance of Warrants and Preferred Stock. In exchange for Taylor’s agreement to permit Setal 6 to share in Taylor’s lien over specific Company assets, the Company shall:
(1) Issue Warrants for the purchase of up to 700,000 shares of Common Stock to Taylor. The Warrants shall be valid for a period 60 months with an exercise price of $0.37 per share and shall be in the form attached hereto as Exhibit “A” and incorporated herein by this reference; and
(2) Issue 7,000 shares of Preferred Stock to Taylor.
5. Additional Loan. The Company agrees that the new loan from Setal 6 contains additional risk for Setal 6 due to Setal 6 sharing in the collateral with Setal 1-5. In exchange for the Setal 6 loan and in recognition of the risks associated therewith, the Company shall:
A. Issue Warrants for the purchase of up to 2,000,000 shares of Common Stock to Setal 6. The Warrants shall be valid for a period 60 months with an exercise price of $0.37 per share and shall be in the form attached hereto as Exhibit “A” and incorporated herein by this reference; and
B. Issue 20,000 shares of Preferred Stock to Setal 6.
6. Liquidation of Specific Assets. The Company and the Subsidiaries hereby agree to begin the process of liquidating various retail store locations in order to provide repayment of the Setal 6 Note and the Notes. More specifically, the Company and the Subsidiaries hereby agree to liquidate the stores identified as collateral on the Setal 6 Security Agreement (individually, a “Store” and collectively, the “Stores”). Upon the close of the sale of each Store, the Company shall cause the escrow company or agent holding the sales proceeds to distribute 35.00% of the proceeds to Setal 6 and 40.00% of the proceeds to Setal 1-5 towards payment of their respective notes. The Company or Subsidiary may retain 25.00% of the proceeds for working capital. For purposes of this section, “proceeds” shall refer to the consideration received on behalf of the Company or a Subsidiary upon the sale of a Store without reduction for any sales costs and expenses. The Company shall complete the sale of all Stores on or before October 31, 2009.
A. In the event the sale of the Stores provides insufficient funds to repay, in full, the Setal 1-5 Notes and the Setal 6 Note, the Company hereby agrees to continue selling additional assets until the Setal 1-5 Notes and the Setal 6 Note are repaid in full. The Company shall endeavor to liquidate sufficient assets to repay the Setal 1-5 Notes and the Setal 6 Note without entering into bankruptcy, receivership, or any other form of voluntary or involuntary liquidation.

7. Consent to Asset Liquidation. In accordance with Section 4(a) of the Setal 1-5 Notes, Setal 1-5 hereby grant the Company its written consent to sell the Stores or any other assets consistent with this Agreement, to issue the Preferred Shares and Warrants as set forth in this Agreement, and to issue a lien to Setal 6 in accordance with this Agreement and the Setal 6 Security Agreement. The consent granted in this paragraph is limited to the transactions as set forth in this Agreement and shall not serve as a consent to any additional Company actions which are inconsistent with the terms of the Notes, the Setal 6 Note, the Setal 1-5 Security Agreement, the Setal 6 Security Agreement or the Taylor Notes.
8. Closing. The closing of the transactions set forth in this Agreement (the “Closing”) shall take place at the offices of the Company and shall occur concurrently with the execution and delivery of this Agreement by the parties.
9. Approval and Issuance of Shares. On or prior to the Closing, the Board of Directors of the Company shall have adopted, and the Company shall file the Certificate of Designation of Series C Convertible Preferred Stock in the form attached hereto as Exhibit “B” with the Secretary of State of the State of Delaware. The company shall record the issuance of the shares described in this Agreement on its share ledger effective on the date of the Closing. The shares of Series C Convertible Preferred Stock, when issued, shall be restricted shares and may not be sold, transferred or otherwise disposed of by the holders thereof without registration under the Securities Act of 1933, as amended (the Securities Act”) or an available exemption from registration under the Securities Act. The certificates represent the shares of Series C Convertible Preferred Stock will contain the appropriate restrictive legends.
10. Cross-Default. The Company’s default or failure to comply with the terms and conditions of this Agreement shall be considered an Event of Default under the terms of the following documents: (a) the Notes; (b) the Setal 6 Note; (c) U.S. Dry Cleaning Equipment Lease #500 with Setal 1, as lessor, dated February 12, 2008; and (d) the Taylor Notes.
11. Costs Associated with Warrants and Stock. The Company shall bear all costs associated with the exercise of any warrants issued to the Setals, Taylor, or their successors and assigns, along with any and all costs associated with the issuance, re-issuance or removal of restrictions form any Company stock obtained by or already held by the Setals, Taylor, or their successors and assigns.

12. General Provisions.
A. Payment of Expenses. The Company agrees to pay all reasonable charges and expenses, including attorneys’ fees and expenses, in connection with the preparation and enforcement of this Agreement, the formation of Setal 6, the preparation of the Setal 6 Note, the preparation of the Setal 6 Security Agreement, and the preparation of any related documents.
B. Severability. The unenforceability or invalidity of any one or more provisions hereof shall not render any other provisions herein contained unenforceable or invalid.
C. Amendment. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the parties hereto.
D. Further Assurances. Whenever, and so often as, requested by a party, the other party will promptly execute and deliver, or cause to be executed and delivered, all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully discharge and perform the obligations and Agreements hereunder, and to more fully vest in such requesting party, all rights, interests, powers, benefits, privileges and advantages conferred, or intended to be conferred, upon it by this Agreement.
E. Entire Agreement. This Agreement contains the entire and only understanding between the parties and supersedes all prior Agreements either written or oral relating to the subject matter hereof. No modification of this Agreement will be binding upon a party unless made in writing and signed by persons authorized to sign Agreements on behalf of the parties hereto.
F. Governing Law. This Agreement will be governed by and interpreted, construed and enforced in accordance with the internal laws of the State of California, without regard to conflict of law provisions thereof.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

U.S. DRY CLEANING CORPORATION
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
Chief Executive Officer

STEAM PRESS HOLDINGS, INC.
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
Chief Executive Officer

CLEANER’S CLUB ACQUISITION SUB, INC.
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
Chief Executive Officer

USDCC CVR MERGER SUB, LLC
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
Chief Executive Officer

USDC FRESNO, INC.
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
Chief Executive Officer

USDC FRESNO 2, INC.
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
Chief Executive Officer

USDC PORTSMOUTH, INC.
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
Chief Executive Officer

USDC TUCHMAN INDIANA, INC.
By:	/s/ Robert Y. (Robbie) Lee
Robert Y. (Robbie) Lee
Chief Executive Officer

SETAL 6, LLC
By:	/s/ Lester E. Taylor, Jr.
Lester E. Taylor, Jr.
Manager

SETAL 5, LLC
By:	/s/ Lester E. Taylor, Jr.
Lester E. Taylor, Jr.
Manager

SETAL 4, LLC
By:	/s/ Lester E. Taylor, Jr.
Lester E. Taylor, Jr.
Manager

SETAL 3, LLC
By:	/s/ Lester E. Taylor, Jr.
Lester E. Taylor, Jr.
Manager

SETAL 2, LLC
By:	/s/ Lester E. Taylor, Jr.
Lester E. Taylor, Jr.
Manager

SETAL 1, LLC
By:	/s/ Lester E. Taylor, Jr.
Lester E. Taylor, Jr.
Manager

THE TAYLOR FAMILY TRUST DATED MARCH 3, 1994
By:	/s/ Lester E. Taylor, Jr.
Lester E. Taylor, Jr.
Trustee

EXHIBIT “A”
WARRANTS

WARRANT AGREEMENT
THIS WARRANT AGREEMENT (this “Agreement”) is made and entered into effective as of                      by and between U.S. Dry Cleaning Corporation, a Delaware corporation (the “Company”) and                      (“Holder”).
RECITALS
NOW, THEREFORE, in consideration of the mutual covenants, agreements and representations contained in this Agreement, the parties hereto agree as follows:
Definitions. As used herein, the following terms shall have the following respective meanings:
“Change of Control” shall mean (1) a sale, lease or disposition of all or substantially all of the assets of the Company or (2) any consolidation or merger of the Company with or into any other entity, or any other corporate reorganization, in which the Company’s stockholders immediately prior to such transaction own less than 50% of the surviving entity’s voting power immediately after the transaction.
“Exercise Period” shall mean the period ending sixty (60) months after the effective date of this Agreement, unless sooner terminated as provided below.
“Exercise Price” shall be $0.37 per share, subject to adjustment pursuant to Section 5 below.
“Exercise Shares” shall mean the                      shares of the Company’s common stock issuable upon exercise of this Warrant.
1.1 Exercise. In order to exercise this Warrant with respect to all or any part of the Exercise Shares for which this Warrant is at the time exercisable, Holder (or any other person or persons exercising the Warrant) must take the following actions:
(a) Execute and deliver to the Company a written notice of exercise attached hereto as Exhibit A stating the number of Exercise Shares being purchased (in whole shares only) and such other information; and
(b) Pay the aggregate Exercise Price for the purchased shares in cash or check made payable to the Company.

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2. (i) Registration rights. If the Company at any time proposes to register any of its securities under the Securities Act of 1933, as amended (the “Act”), including under an SB-2 Registration Statement or otherwise, the Company will cause all of the Exercise Shares to be registered under the Act (with the securities which the Company at the time proposes to register), all to the extent requisite to permit the sale or other disposition by the Holder (the “Piggyback Registration Right”). All expenses incurred by the Company in complying with this Section, including without limitation all registration and filing fees, listing fees, printing expenses, fees and disbursements of all independent accountants, or counsel for the Company, and the expense of any special audits incident to or required by any such registration and the expenses of complying with the securities or blue sky laws of any jurisdiction shall be paid by the Company. Notwithstanding the foregoing, Holder shall pay all underwriting discounts or commissions with respect to any securities sold by the Holder. The above is subject to the approval of the Company’s investment banking firm.
3. Rule 144. If the Company shall be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), the Company will use its best efforts timely to file all reports required to be filed from time to time with the Securities and Exchange Commission (“SEC”) (including but not limited to the reports under Section 13 and 15(d) of the 1934 Act referred to in subparagraph (c)(1) of Rule 144 adopted by the SEC under the Act). If there is a public market for any securities of the Company at any time that the Company is not subject to the reporting requirements of either of said Section 13 or 15(d), the Company will, upon the request of Holder, use its best efforts to make publicly available the information concerning the Company referred to in subparagraph (c)(2) of said Rule 144. The Company will furnish to Holder, promptly upon request, (i) a written statement of the Company’s compliance with the requirements of subparagraphs (c)(1) or (c)(2), as the case may be, of said Rule 144, and (ii) written information concerning the Company sufficient to enable Holder to complete any Form 144 required to be filed with the SEC pursuant to said Rule 144.
4. Representations of Holder.
4.1 Acquisition of Warrant for Personal Account. The Holder represents and warrants that it is acquiring the Warrant solely for its account for investment and not with a view to or for sale or distribution of said Warrant or any part thereof. The Holder also represents that the entire legal and beneficial interests of the Warrant and Exercise Shares the Holder is acquiring is being acquired for, and will be held for, its account only.
4.2 Securities Are Not Registered.
(a) The Holder understands that the Warrant and the Exercise Shares have not been registered under the Act. The Holder realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. The Holder has no such present intention.
(b) The Holder recognizes that the Warrant and the Exercise Shares must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. The Holder recognizes that the Company has no obligation to register the Warrant or the Exercise Shares of the Company, or to comply with any exemption from such registration.

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(c) The Holder is aware that neither the Warrant nor the Exercise Shares may be sold pursuant to Rule 144 adopted under the Act unless certain conditions are met, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations. Holder is aware that the conditions for resale set forth in Rule 144 have not been satisfied, but that the Company will take reasonable actions to satisfy these conditions in the foreseeable future.
4.3 Restrictive Legend. The Holder understands and agrees that all certificates evidencing the shares to be issued to the Holder may bear the following legend:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.
5. Adjustment of Exercise Price. In the event of changes in the outstanding common stock of the Company by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations or exchanges of shares, separations, reorganizations, liquidations, or the like, the number and class of shares available under the Warrant in the aggregate and the Exercise Price shall be correspondingly adjusted to give the Holder of the Warrant, on exercise for the same aggregate Exercise Price, the total number, class, and kind of shares as the Holder would have owned had the Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment. The form of this Warrant need not be changed because of any adjustment in the number of Exercise Shares subject to this Warrant.
6. Fractional Shares. No fractional shares shall be issued upon the exercise of this Warrant as a consequence of any adjustment pursuant hereto. All Exercise Shares (including fractions) issuable upon exercise of this Warrant may be aggregated for purposes of determining whether the exercise would result in the issuance of any fractional share. If, after aggregation, the exercise would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current Fair Market Value of an Exercise Share by such fraction.
7. No Stockholder Rights. This Warrant in and of itself shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.
8. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may reasonably impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company.

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9. Notices, etc. Any notice, request, instruction or other document required by the terms of this Agreement, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by facsimile, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

To Holder:

Attn:

To the Company:	U.S. Dry Cleaning Corporation 4040 MacArthur Blvd. Suite 305 Newport Beach, CA 92660 Attn: Robert Y. Lee, CEO
If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal. If notice is given by facsimile transmission in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of delivery if during business hours and if not during business hours, at the next business day after delivery, provided a confirmation is obtained by the sender.
10. Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.
11. Governing Law. This Warrant and all rights, obligations and liabilities hereunder shall be governed by the laws of the State of California.
12. Jurisdiction; Attorneys’ Fees. Any dispute, claim, or any other legal proceedings in relation to this Agreement shall be heard in the County of Orange, State of California. In the event any party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys’ fees, as may be fixed by the court.

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In Witness Whereof, the Company has caused this Agreement to Warrant to be executed by its duly authorized officer as of                     .

US Dry Cleaning Corporation. a Delaware corporation

BY:	Robert Y. Lee
ITS:	Chief Executive Officer

BY:

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Exhibit A
NOTICE OF EXERCISE
TO: US Dry Cleaning Corporation
(1) The undersigned hereby elects to purchase                      shares of the common stock of US Dry Cleaning Corporation (the “Company”) pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.
(2) Please issue a certificate or certificates representing said shares of common stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)
(3) The undersigned represents that (i) the aforesaid shares of common stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares; (ii) the undersigned is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision regarding its investment in the Company; (iii) the undersigned is experienced in making investments of this type and has such knowledge and background in financial and business matters that the undersigned is capable of evaluating the merits and risks of this investment and protecting the undersigned’s own interests; (iv) the undersigned understands that the shares of common stock issuable upon exercise of this Warrant have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, which exemption depends upon, among other things, the bona fide nature of the investment intent as expressed herein, and, because such securities have not been registered under the Securities Act, they must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available; (v) the undersigned is aware that the aforesaid shares of common stock may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until the undersigned has held the shares for the number of years prescribed by Rule 144, that among the conditions for use of the Rule is the availability of current information to the public about the Company and the Company has not made such information available and has no present plans to do so; and (vi) the undersigned agrees not to make any disposition of all or any part of the aforesaid shares of common stock unless and until there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement, or the undersigned has provided the Company with an opinion of counsel satisfactory to the Company, stating that such registration is not required.

(Date)	(Signature)

(Print name)

EXHIBIT “B”
PREFERRED STOCK CERTIFICATE OF DESIGNATION

CERTIFICATE OF DESIGNATION OF
SERIES C CONVERTIBLE PREFERRED STOCK
OF
U.S. DRY CLEANING CORPORATION
U.S. Dry Cleaning Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
The name of the Corporation is U.S. Dry Cleaning Corporation.
The certificate of incorporation of the Corporation authorizes the issuance of Twenty Million (20,000,000) shares of Preferred Stock, $.001 par value, and expressly vests in the Board of Directors of the Corporation the authority provided therein to provide for the issuance of said shares in series and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such Series and the qualifications, limitations, or restrictions thereof.
The Board of Directors of the Corporation, pursuant to the authority expressly vested in it as aforesaid, has adopted the following resolutions creating a “Series C Convertible” issue of Preferred Shares:
RESOLVED, that one series of the class of authorized Preferred Stock of the Corporation be and hereby is created, and that the designation and amount thereof and the voting powers, preferences, and relative participating, optional, and other special rights of the shares of each such series, and the qualifications, limitations, or restrictions thereof, are as follows:
SERIES C CONVERTIBLE PREFERRED STOCK
1. Designation and Amount. The shares of the series shall be designated “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”) and the number of shares constituting such series shall be One Hundred and Fifty Thousand (150,000).
2. Dividends.
(a) The holders of outstanding shares of Series C Preferred Stock shall be entitled to receive dividends on January 1 of each year commencing on May 1, 2010 (each of such dates being a “Dividend Payment Date”) at the annual rate of Nine Percent (9%) of the Stated Value per share of Series C Preferred Stock as of the business day immediately prior to the respective Dividend Payment Date. Such dividends will be payable in cash or restricted shares of the Corporation’s common stock, par value $.001 per share (the “Common Stock”), at the election of the holder, by the Corporation’s delivery of restricted shares of Common Stock (the “Dividend Shares”) valued at the Trading Price (as defined below) for the 20 consecutive trading days immediately prior to the Dividend Payment Date but not less than $0.32 per share.
U.S. Dry Cleaning Corporation
Certificate of Designation — Series C Convertible Preferred Stock

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If no election is made by the holder by the Dividend Payment Date, then the Corporation shall elect whether to pay the dividend in shares of Common Stock or cash.
(b) The value for each share of Series C Preferred Stock for purposes of calculating dividends and amounts payable upon liquidation, dissolution or winding up shall be One Hundred Dollars ($100.00) (“Stated Value”).
(c) Dividends paid in cash shall be paid to the holder within ten (10) business days of the Dividend Payment Date. Stock certificates representing Dividend Shares shall be delivered to the holder as soon as practicable after the Dividend Payment Date.
(d) Holders of shares of Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of dividends on the Series C Preferred Stock provided for in this Section 2. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock that may be in arrears.
(e) “Trading Price” shall mean for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith the Board of Directors. “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the NYSE Alternext US, LLC (formerly American Stock Exchange), the New York Stock Exchange, the Nasdaq Global Market or the OTC Bulletin Board.
3. Liquidation, Dissolution Or Winding Up.
(a) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock or other Preferred Stock, if any, ranking on liquidation after the Series C Preferred Stock, an amount equal to the sum of (i) the Stated Value for each outstanding share of Series C Preferred Stock (“Original Issue Price”) and (ii) any declared and unpaid dividends on such share for each share of Series C Preferred Stock then held by them. The Original Issue Price shall be subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution, or combination with respect to such shares. If upon any such liquidation, dissolution, or

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winding up of the Corporation, the remaining assets of the Corporation available for the distribution to its stockholders after payment in full of amounts required to be paid or distributed to holders of any shares of Preferred Stock of the Corporation ranking on liquidation prior and in preference to the Series C Preferred Stock shall be insufficient to pay the holders of shares of Series C Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series C Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable with respect to the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.
(b) After the payment of all preferential amounts required to be paid to the holders of any Series C Preferred Stock upon the dissolution, liquidation, or winding up of the Corporation, any remaining assets and funds of the Corporation available for distribution to the Corporation’s stockholders shall be distributed pro rata to the holders of the Common Stock or other Preferred Stock, if any, ranking on liquidation after the Series C Preferred Stock.
(c) (i) For purposes of this Section 3, a liquidation, dissolution, or winding up of the Corporation shall be deemed to be occasioned by, or to include (unless the holders of a majority of the Series C Preferred Stock then outstanding shall determine otherwise), (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger, or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the Corporation held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly owned subsidiary immediately following such acquisition, its parent); (B) a sale, lease, or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease, or other disposition is to a wholly owned subsidiary of the Corporation; or (C) any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary.
(ii) In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:
(1) If traded on a Trading Market, the value shall be deemed to be the Trading Price over the thirty (30) day period ending three (3) days prior to the closing,

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(2) If actively traded over-the-counter, the value shall be deemed to be the higher of (x) the average of the closing bid and asking prices and (y) the closing sale prices over the thirty (30) day period ending three (3) days prior to the closing, and
(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors of the Corporation.
(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1), (2), or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the Corporation. If holders of a majority of the Series C Preferred Stock then outstanding do not agree with the Board’s good faith determination of approximate fair value pursuant to this subsection (B), such holders shall provide notice in writing to the Company of such disagreement within ten (10) days of receiving the relevant notice of the determination of approximate fair value from the Board, including an explanation by such holders of the reasons for such holders’ disagreement with the Board. If, after a twenty (20) day period the holders’ delivery of a notice of disagreement to the Board, the Board and the holders are unable to mutually agree upon approximate fair value under this subsection (B), then the Board and such holders (as a group) shall each, at their own expense, be entitled to retain a nationally recognized investment banking firm, independent accountant, valuation firm, or consulting firm to render an opinion of approximate fair value. Such experts must deliver an opinion of fair value to the company within the subsequent twenty (20) day period. Upon receipt of an opinion of fair value from such experts, if the calculations of the two experts differs by less than ten percent (10%), the Board shall deliver a revised calculation to the holders pursuant to this subsection based upon such opinion of fair value, utilizing the arithmetic mean between the two opinions, which shall be deemed binding and conclusive absent manifest error. If the calculations of the two experts differ by ten percent (10%) or more, then the two experts shall, by mutual agreement, appoint a third expert within five (5) days. Such third expert shall have twenty (20) days to deliver an opinion of aggregate value to the company, who shall then deliver to holder a revised calculation based upon such third expert’s opinion, which shall be deemed binding and conclusive absent manifest error. The cost of such third expert shall be borne equally by Company and such holders.
(iii) The Corporation shall give each holder of record of Series C Preferred Stock written notice, at the address last shown on the records of the Corporation for such holder, of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction (or, if the transaction is approved by written consent, the first execution of a written consent), or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series C Preferred Stock that are entitled to such notice rights or similar notice rights and that represent a majority of the voting power of all then outstanding shares of Series C Preferred Stock.

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4. Voting Rights. The holder of each share of Series C Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series C Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series C Preferred Stock held by each holder could be converted) shall be rounded to be nearest whole number (with one-half being rounded upward). Except as otherwise expressly provided herein or as required by law, the holders of Series C Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. Other than as provided herein or required by law, there shall be no series voting.
Conversion.
(a) Conversion Rights. The holders of the outstanding shares of Series C Preferred Stock have the conversion rights set forth in this Section 5 (“Conversion Rights”). Each share of Series C Preferred Stock will be convertible, at the option of the holder thereof, at any time after the later of the date of issuance of such share and June 30, 2009, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value of the Series C Preferred Stock to be converted by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate evidencing such shares is surrendered for conversion. The initial “Conversion Price” shall be One Dollar ($1.00); provided, however, that the Conversion Price for the Series C Preferred Stock shall be subject to adjustment as set forth in subsection (c) of this Section 5. For illustration purposes, if the Stated Value of one share of Series C Preferred Stock is $100 and the Conversion Price is $1.00, then one share of Series C Preferred Stock shall be convertible into 100 shares of Common Stock, subject to Section 5(f) below.
(b) Mechanics of Conversion. Before any holder of Series C Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series C Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

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(c) Adjustments to Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:
(i) In the event the Corporation should, at any time or from time to time after the date upon which any shares of Series C Preferred Stock were first issued (the “Purchase Date”), fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.
(ii) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
(d) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Subsection 5(c)(i), then, in each such case for the purpose of this Subsection 5(d), the holders of the Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Series C Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.
(e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5) provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series C Preferred Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series C Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

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(f) Fractional Shares. No fractional shares shall be issued upon conversion of any share or shares of the Series C Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
(g) Reservation of Stock Issuable Upon Conversion. This Corporation shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series C Preferred Stock, such number of its shares of Common Stock as shall from time to time be deemed sufficient to effect the conversion of all outstanding shares of the Series C Preferred Stock under this Certificate of Designation.
6. No Redemption Rights. The Series C Preferred Stock shall not be subject to redemption, whether at the option of either the Corporation or any holder of the Series C Preferred Stock.
7. Consent to Certain Distributions. To the extent the Corporation may be subject to Section 2115 of the California Corporations Code, each holder of shares of Series C Preferred Stock shall be deemed to have consented, for purposes of Sections 502 and 503 of the California Corporations Code, to any dividend, distribution, or repurchase made by the Corporation and which is approved by the Board of Directors.
8. Mutilated or Missing Preferred Stock Certificates. If any of the Series C Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and substitution for and upon cancellation of the mutilated Series C Preferred Stock certificate, or in lieu of and in substitution for the Series C Preferred Stock certificate lost, stolen or destroyed, a new Series C Preferred Stock certificate of like tenor and representing an equivalent number of shares of Series C Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series C Preferred Stock certificate and indemnity, if requested.
9. Reissuance of Preferred Stock. Shares of Series C Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock other than the Series C Preferred Stock.

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10. Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that banks are not open in the State of California, such payment, redemption or exchange shall be made on the immediately succeeding day on which such banks are open.
11. Headings of Subdivisions. The headings of various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
12. Severability. If any right, preference or limitation of the Series C Preferred Stock set forth in these resolutions and the Certificate of Designations filed pursuant hereto (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.
FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series C Convertible Preferred Stock and fixing the number, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of each said series, be deemed to be included in and be a part of the certificate of incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its Chief Executive Officer, this 11th day of May, 2009. The signature below shall constitute the affirmation or acknowledgment of the signatory, under penalties of perjury, that the instrument is the act and deed of the Corporation and that the facts stated herein are true.

/s Robert Y. Lee
Robert Y. Lee, Chief Executive Officer

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